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                                                                    Exhibit 10.7


                         DIRECTOR STOCK OPTION AGREEMENT

MetLife, Inc. (the "Company"), confirms that, on April 23, 2002, it granted to you 2,230 stock options (your "Options"). Each Option entitles you to purchase one Share of the Company's common stock (the "Common Stock") for $33.64 per Share (the "Exercise Price"). Your Options are subject to the terms and conditions of this Agreement and the Company's 2000 Directors Stock Plan, as amended (the "Plan"). Any defined term used in this Agreement but not defined herein is defined in the Plan.

1.    NORMAL TERM OF YOUR OPTIONS.  Except as provided in Sections 3 and 6:

      (a)   your Options are exercisable on April 23, 2002;

      (b)   you may exercise your Options until April 23, 2012; and

      (c)   you need not exercise all of your Options at one time.

2. METHOD OF EXERCISE AND PAYMENT. You may exercise any of your Options that have become exercisable by notifying the Secretary of the Company of your election to do so and the number of Shares you have elected to purchase, and paying for those Shares at the time you exercise your Options. You may pay the Exercise Price in one or more of the following ways: (a) in cash or its equivalent, (b) by exchanging Shares of Common Stock you already own (as long as those Shares are not subject to any pledge or other security interest), or (c) through an arrangement with the broker designated by the Company in which the broker will use the proceeds of the sale of a sufficient number of Shares of Common Stock to pay the Exercise Price. The combined value of all cash (or its equivalent) paid and the Fair Market Value of any Common Stock tendered to the Company for exchange must have a value as of the date they are tendered at least equal to the Exercise Price. If you retain some or all of the Shares after you exercise your Options, you will receive evidence of ownership of those Shares.

3. TERMINATION OF SERVICE. If you cease to serve as a Director of the company, you (or in the case of your death, your beneficiary or estate as determined by Section 5) may exercise any of your Options at any time until April 23, 2012.

4. NONTRANSFERABILITY OF AWARDS. You may not transfer, pledge, assign, negotiate, or hypothecate any of your Options in any way, other than by will or by the laws of descent and distribution. All rights with respect to your Options are Exercisable during your lifetime only by you.
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5.    BENEFICIARY DESIGNATION.  You may name any beneficiary or beneficiaries
      (who may be named contingently or successively) who may then exercise any right under this Agreement in the case of your death. Each stock option beneficiary designation will revoke all prior stock option
      designations.   Beneficiary designations must be in a prescribed form
      and must be filed with the Company during your lifetime. If you have not designated a beneficiary, your rights under this Agreement will pass to and may be exercised by your estate.


6. ADJUSTMENT OF THE NUMBER OF OPTION SHARES. In the event of any Share dividend, Share split, recapitalization, merger, consolidation, combination, spinoff, distribution of assets to stockholders (other than ordinary cash dividends), exchange of Shares, or other similar corporate change, the number of Shares of Common Stock subject to your options and the Exercise Price will be appropriately adjusted by the Governance and
      Finance Committee (the "Committee") as required by the Plan.   The
      Committee's determination in this regard will be conclusive.

7. REQUIREMENTS OF LAW. The issuance of Shares of Common Stock pursuant to your Options is subject to all applicable laws, rules and regulations, and to any approvals by any governmental agencies or national securities exchanges as may be required. No Shares of Common Stock will be issued upon exercise of any of your options if that issuance or exercise would result in a violation of applicable law, including the federal securities laws and any applicable state or foreign securities laws. Your Options are not intended to be incentive stock options under the Internal Revenue Code of 1986,as amended.

8. GOVERNING LAW; CHOICE OF FORUM. This Agreement will be construed in accordance with the laws of the State of Delaware, regardless of the law that might be applied under principles of conflict of laws. Any action to enforce this Agreement or any action otherwise regarding this Agreement must be brought in a court in the State of New York, to which jurisdiction the Company and you consent.

9. INTERPRETATION; CONSTRUCTION. Any determination or interpretation by the Committee pursuant to this Agreement will be final and conclusive. In the event of a conflict between any terms of this Agreement and the terms of the Plan, the terms of the Plan control.

10. ENTIRE AGREEMENT. This Agreement and the Plan represent the entire agreement between you and the Company regarding your Options. No promises, terms, or agreements of any kind regarding your Options that are not set forth in this Agreement or the Plan, or to which there is no reference in this Agreement or the Plan, are part of this Agreement.


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11.   AMENDMENTS. The Committee has the exclusive right to amend this Agreement as long as the amendment is consistent with the Plan. The Company will give written notice to you (or, in the event of your death, to your beneficiary or estate) of any amendment as promptly as practicable after its adoption.

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute, an you have executed, this Agreement, each as of April 23, 2002.


                              METLIFE, INC.



                              By:
                                 --------------------------------------------
                                   Robert H. Benmosche
                                   Chairman and Chief Executive Officer




                              DIRECTOR




                              -----------------------------------------------
                              [NAME]


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